Exhibit 99.8

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF VACASA, INC.

Unless otherwise specified, capitalized terms used herein but not defined herein have the meanings given to such terms in the final prospectus and definitive proxy statement, dated November 10, 2021 (the “Proxy Statement/Prospectus”), filed by Vacasa, Inc. with the Securities and Exchange Commission.

Introduction

Vacasa, Inc., a Delaware corporation, is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the business combination, recently completed on December 6, 2021, by and among TPG Pace Solutions, Corp., a Cayman Islands exempted company (“TPG Pace”), Vacasa Holdings LLC, a Delaware limited liability company (“Vacasa Holdings”), Turnkey Vacations, Inc., a Vacasa Holdings equity holder (“TK Newco”), certain other Vacasa Holdings equity holders (together with TK Newco, the “Blockers”),Vacasa, Inc. and certain other parties (the “Business Combination”). The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S- X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

The following unaudited pro forma condensed combined financial information presents the combination of the historical financial information of TPG Pace and Vacasa Holdings, adjusted to give effect to the following:

•	the merger of Vacasa Holdings and the operations of TurnKey Vacation Rentals, Inc. consummated on April 1, 2021 (“TurnKey Acquisition”);

•	the Business Combination, recently completed on December 6, 2021, by and among TPG Pace, Vacasa Holdings, TK Newco, the Blockers, Vacasa, Inc. and certain other parties as contemplated in the Business Combination Agreement;

•	the PIPE financing contemplated by the Subscription Agreements (“PIPE Financing”), pursuant to which certain investors purchased and Vacasa, Inc. issued and sold to such investors 8,157,896 shares of Vacasa Class A Common Stock at a purchase price of $9.50 per share for gross proceeds of approximately $77.5 million, for which the purchase and sale was consummated as part of the Business Combination;

•	the Forward Purchase Agreements, as amended in contemplation of the Business Combination Agreement (“Forward Purchase Agreements”), with (i) certain investors pursuant to which Vacasa, Inc. sold 10,273,688 shares of its Class A common stock, par value $0.00001 per share (“Vacasa Class A Common Stock”), at a purchase price of $9.50 per share for gross proceeds of approximately $97.6 million, and (ii) TPG Holdings III, L.P. (“TPG Holdings”) pursuant to which Vacasa, Inc. sold 2,490,000 shares of Vacasa Class A Common Stock at a purchase price of $10.00 per share for gross proceeds of $24.9 million; and

•	the issuance by the Vacasa, Inc. of an aggregate of 1,669,921 shares of Vacasa Class A Common Stock to certain holders of common units of Vacasa Holdings ("OpCo Units" and the holders of such OpCo Units, "OpCo Unitholders") upon the redemption by such OpCo Unitholders of an equivalent number of OpCo Units and the cancellation by Vacasa, Inc. of a corresponding number of shares of Class B common stock, par value $0.00001 per share (“Vacasa Class B Common Stock”), in connection with the closing of the Business Combination (the “OpCo Unitholder Redemptions”).

The Vacasa, Inc. unaudited pro forma condensed combined balance sheet as of September 30, 2021, gives pro forma effect to the Business Combination, the PIPE Financing, the Forward Purchase Agreements, the OpCo Unitholder Redemptions, and related adjustments described in the accompanying notes (together with the TurnKey Acquisition, the “Pro Forma Transactions”) as if they had been consummated as of that date. The TurnKey Acquisition was consummated on April 1, 2021 and TurnKey financial information is therefore included in Vacasa Holdings’ balance sheet as of September 30, 2021. The Vacasa, Inc. unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and for the year ended December 31, 2020, gives pro forma effect to the Pro Forma Transactions as if they had occurred on January 1, 2020. See the accompanying notes to the unaudited pro forma condensed combined financial information for a discussion of assumptions made.

The historical financial information of TPG Pace and Vacasa Holdings was derived from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial information;

•	the historical unaudited financial statements of TPG Pace as of September 30, 2021 and for the period from January 4, 2021 (inception) to September 30, 2021 and the related notes, included as Exhibit 99.6 to the Current Report on Form 8-K to which this Exhibit 99.8 (this “Exhibit”) is attached;

•	the historical unaudited financial statements of Vacasa Holdings as of and for the three and nine-months ended September 30, 2021 and the related notes, included as Exhibit 99.1 to the Current Report on Form 8-K to which this Exhibit is attached;

•	the historical audited financial statements of Vacasa Holdings as of and for the year ended December 31, 2020, the related notes, included as Exhibit 99.2 to the Current Report on Form 8-K to which this Exhibit is attached; and

•	the unaudited pro forma condensed combined financial information of Vacasa Holdings for the nine months ended September 30, 2021 and the year ended December 31, 2020, included as Exhibit 99.3 to the Current Report on Form 8-K to which this Exhibit is attached (Vacasa Holdings Adjusted”).

The Vacasa Holdings Adjusted pro forma financial information for the periods described above combines the historical financial information of Vacasa Holdings and TurnKey Vacation Rentals, Inc. to give effect to the merger of Vacasa Holdings and the operations of TurnKey Vacation Rentals, Inc. consummated on April 1, 2021 and the related adjustments. See the “Unaudited Pro Forma Condensed Combined Financial Information of Vacasa Holdings” included as Exhibit 99.3 to the Current Report on Form 8-K to which this Exhibit is attached for additional information.

Description of the Business Combination

On December 6, 2021, Vacasa, Inc. consummated the Business Combination contemplated by that certain business combination agreement, dated as of July 28, 2021 (as amended, the “Business Combination Agreement”), by and among TPG Pace, Vacasa Holdings, the Blockers, Vacasa, Inc., and certain other parties pursuant to which, among other things, TPG Pace merged with and into Vacasa, Inc., following which the separate corporate existence of TPG Pace ceased and Vacasa, Inc. became the surviving corporation.

The Business Combination was accomplished by way of the following transaction steps:

•	a series of secured convertible notes of Vacasa Holdings converted into a series of preferred units of Vacasa Holdings and outstanding warrants to purchase equity interests in Vacasa Holdings were exercised in accordance with their terms;

•	a restructuring was completed such that, after giving effect to that restructuring, the Blockers directly held equity interests in Vacasa Holdings;

•	Vacasa Holdings recapitalized its outstanding equity interests into OpCo Units (subject to substantially the same terms and conditions, including applicable vesting requirements) and certain other rights to acquire equity interests (the “Vacasa Holdings Recapitalization”);

•	on December 3, 2021, TPG Pace merged with and into Vacasa, Inc., with Vacasa, Inc. surviving such merger (“the Domestication Merger”);

•	at the effective time of the Domestication Merger: (a) each then issued and outstanding Class A ordinary share, par value $0.0001 per share (“TPG Pace Class A Shares”), of TPG Pace converted automatically, on a one-for-one basis, into a share of Vacasa Class A Common Stock; (b) each then issued and outstanding Class F ordinary share, par value $0.0001 per share (“TPG Pace Class F Shares”), of TPG Pace converted automatically, on a one-for-one basis, into a share of Class F common stock, par value $0.00001 per share (“Vacasa Class F Common Stock”), of Vacasa, Inc., which shares of Vacasa Class F Common Stock were thereafter converted into shares of Class A Common Stock in accordance with Vacasa, Inc.’s amended and restated certificate of incorporation; (c) each then issued and outstanding Class G ordinary share, par value $0.0001 per share, of TPG Pace converted automatically, on a one-for-one basis, into a share of Class G common stock, par value $0.00001 per share (“Vacasa Class G Common Stock”), of Vacasa, Inc.; and (d) the shares of common stock of Vacasa, Inc. held by Vacasa Holdings were cancelled;

•	certain investors (the “PIPE Investors”) purchased, and Vacasa, Inc. issued and sold to such PIPE Investors, an aggregate of 8,157,896 shares of Vacasa Class A Common Stock pursuant to and as set forth in the Subscription Agreements against payment by such PIPE Investors of the respective amounts set forth therein;

•	certain investors (the “FPA Investors”) purchased, and Vacasa, Inc. issued and sold to such FPA Investors, an aggregate of 12,763,688 shares of Vacasa Class A Common Stock pursuant to and as set forth in the Forward Purchase Agreements against payment by such FPA Investors of the respective amounts set forth therein;

•	through a series of separate merger transactions, the Blockers merged with and into Vacasa, Inc., with Vacasa, Inc. ultimately surviving such merger transactions and owning the interests in Vacasa Holdings previously owned by the Blockers (the “Blocker Mergers”);

•	in connection with the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), Vacasa, Inc. contributed approximately $294.1 million (net of transaction costs) to Vacasa Holdings in exchange for 39,225,056 OpCo Units; and

•	in connection with the Vacasa Holdings Recapitalization and the Blocker Mergers, as applicable: (a) Vacasa, Inc. sold a number of shares of Vacasa Class B Common Stock to each holder of vested OpCo Units on a 1:1 basis for an amount per share equal to the par value thereof, (b) each Vacasa Holdings unit appreciation right award that was then outstanding, whether vested or unvested, was converted into a stock appreciation right award (“SAR Award”) covering a number of shares of Vacasa Class A Common Stock determined by application of the exchange ratio agreed pursuant to an allocation schedule to the Business Combination Agreement (which exchange ratio was also applied to adjust the per share exercise price of the SAR Award), (c) each option to purchase TK Newco stock that was then outstanding, whether vested or unvested, converted into a an option to purchase shares of Vacasa Class A Common Stock (“Option”), determined by application of the exchange ratio agreed pursuant to an allocation schedule to the Business Combination Agreement (which exchange ratio was also applied to adjust the per share exercise price of the Option), (d) by virtue of each Blocker Merger, the outstanding equity interests in the applicable Blocker converted into the right to receive shares of Vacasa Class A Common Stock or other equity interests, and certain rights as set forth in the Tax Receivable Agreement, (e) Vacasa, Inc. issued an aggregate of 173,898,818 shares of Vacasa Class A Common Stock to the former holders of equity interests in the Blockers (the “Blocker Holders”) as consideration in the Blocker Mergers, and (f) Vacasa, Inc. issued an aggregate of 1,666,921 shares of Vacasa Class A Common Stock to certain OpCo Unitholders upon the redemption by such OpCo Unitholders of an equivalent number of OpCo Units and the cancellation by Vacasa, Inc. of a corresponding number of shares of Vacasa Class B Common Stock.

The following table summarizes the share ownership of various holders of Vacasa, Inc. securities upon the consummation of the Business Combination, excluding the potential dilutive effect of the exercise or vesting of equity-based compensation awards and Vacasa Class G Common Stock:

	Shares	%
TPG Pace Public Stockholders	14,341,627	3.4%
Existing VH Holders(1)	387,071,873	90.6%
Sponsor and Affiliates(2)	6,117,504	1.4%
PIPE Investors	8,157,896	1.9%
Forward Purchasers (excluding Affiliates)(3)	11,498,688	2.7%
Closing shares	427,187,588	100.0%

Class A Common Stock	214,793,795	50.3%
Class B Common Stock(4)	212,393,793	49.7%
Closing shares	427,187,588	100.0%

(1)	Excludes 890,659 shares of Vacasa Class A Common Stock owned by Karl Peterson as a result of his personal investment in the equity of Turnkey, recently acquired by Vacasa Holdings.

(2)	Vacasa Class A Common Stock owned upon conversion of the TPG Pace Class A Shares purchased in the Private Placement and the TPG Pace Class F Shares owned by TPG Pace Solutions Sponsor, Series LLC, a Delaware limited liability company (“TPG Sponsor”), taking into account TPG Sponsor’s agreement regarding the forfeiture of shares. Amounts also include (1) 1,265,000 shares of Vacasa Class A Common Stock issued to certain insiders of TPG Pace party to the Forward Purchase Agreements, (2) 890,659 shares of Vacasa Class A Common Stock owned by Mr. Peterson as a result of his personal investment in the equity of Turnkey, recently acquired by Vacasa Holdings.

(3)	Excludes 1,265,000 shares of Vacasa Class A Common Stock issued to certain insiders of TPG Pace party to the Forward Purchase Agreements.

(4)	Shares of voting, non-economic Vacasa Class B Common Stock issued entirely to each holder of OpCo Units and represent voting interests held by existing unitholders of Vacasa Holdings that, following the Closing, continue to hold their direct economic interests through OpCo Units.

The following table summarizes the share ownership of various holders of Vacasa, Inc. securities upon the consummation of the Business Combination, including the potential dilutive effect of the exercise or vesting of equity-based compensation awards and Vacasa Class G Common Stock:

	Shares	%
TPG Pace Public Shareholders	14,341,627	3.2%
Existing VH Holders(1)	387,071,873	85.8%
Sponsor and Affiliates(2)	14,344,352	3.2%
PIPE Investors	8,157,896	1.8%
Forward Purchasers (excluding Affiliates)(3)	11,498,688	2.5%
Other Dilutive Equity Instruments(4)	15,901,970	3.5%
Closing Shares	451,316,406	100.0%
Class A Common Stock	233,610,745	51.8%
Class B Common Stock(5)	217,705,661	48.2%
Closing Shares	451,316,406	100.0%

(1)	Excludes 890,659 shares of Vacasa Class A Common Stock owned by Karl Peterson as a result of his personal investment in the equity of Turnkey, recently acquired by Vacasa Holdings.

(2)	Vacasa Class A Common Stock owned upon conversion of the TPG Pace Class A Shares purchased in the Private Placement and the TPG Pace Class F Shares owned by TPG Sponsor, taking into account TPG Sponsor’s agreement regarding the forfeiture of shares. Amounts also include (1) 1,265,000 shares of Vacasa Class A Common Stock issued to certain insiders of TPG Pace party to the Forward Purchase Agreements, (2) 890,659 shares of Vacasa Class A Common Stock owned by Mr. Peterson as a result of his personal investment in the equity of Turnkey, recently acquired by Vacasa Holdings, and (3) up to 8,226,848 shares of Vacasa Class A Common Stock issuable upon the automatic conversion of the outstanding shares of Vacasa Class G Common Stock in accordance with Vacasa, Inc.’s amended and restated certificate of incorporation.

(3)	Excludes 1,265,000 shares of Vacasa Class A Common Stock issued to certain insiders of TPG Pace party to the Forward Purchase Agreements.

(4)	Includes (1) vested and unvested Options, (2) vested and unvested SAR Awards, and (3) OpCo Units granted to certain executives that are subject to time-based vesting.

(5)	Shares of voting, non-economic Vacasa Class B Common Stock issued entirely to each holder of OpCo Units and represent voting interests held by existing unitholders of Vacasa Holdings that, following the Closing, continue to hold their direct economic interests through OpCo Units.

The organizational structure following the completion of the Business Combination, as described above, is commonly referred to as an umbrella partnership C corporation (or “Up-C”) structure. This organizational structure allowed certain of the historical holders of Vacasa Holdings common units (the “Flow-Through Sellers”) to retain equity ownership in Vacasa Holdings, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of OpCo Units. The Flow-Through Sellers may exchange their OpCo Units (together with the cancellation of an equal number of shares of voting, non- economic Vacasa Class B Common Stock) for Vacasa Class A Common Stock or cash, at the election of Vacasa, Inc. In connection with closing of the Business Combination, Vacasa, Inc., the Blocker Holders, and the Flow-Through Sellers entered into a Tax Receivable Agreement. The Tax Receivable Agreement generally provides for the payment by Vacasa, Inc. to certain holders of OpCo Units and Blocker Holders (or their permitted assignees) (collectively, “TRA Holders”) of 85% of the net cash savings, if any, in U.S. federal, state and local income tax or franchise tax that Vacasa, Inc. actually realizes (determined by using certain assumptions) in periods after the Business Combination as a result of (i) certain increases in tax basis that occur as a result of (A) any acquisition of OpCo Units from certain Flow-Through Sellers in the Business Combination, (B) future exercises of the redemption rights by the Flow-Through Sellers to exchange their OpCo Units for shares of Vacasa Class A Common Stock or cash, and (C) payments made under the Tax Receivable Agreement; (ii) any net operating losses or certain other tax attributes that become available to Vacasa, Inc.to offset income or gain realized after the Blocker Mergers; (iii) any existing tax basis associated with Vacasa Holdings, the benefit of which is allocable to Vacasa, Inc. as a result of the exchanges of OpCo Units for Vacasa Class A Common Stock or cash; and (iv) tax benefits related to imputed interest deemed to be paid by Vacasa, Inc. as a result of any payments that Vacasa, Inc. makes under the Tax Receivable Agreement. Vacasa, Inc. retains the benefit of the remaining 15% of these cash savings, if any. If Vacasa, Inc. elects to terminate the Tax Receivable Agreement early, or if a change of control occurs (as defined in the Limited Liability Company Agreement of Vacasa Holdings, which includes certain mergers, asset sales and other forms of business combinations), Vacasa, Inc. would be required to make an immediate payment equal to the present value of the anticipated future payments to be made by it to the TRA Holders under the Tax Receivable Agreement (determined by using certain assumptions). Similar accelerated payments may be due in connection with a breach by Vacasa, Inc. of its obligations under the Tax Receivable Agreement or upon the occurrence of certain credit-related events, as set forth in the Tax Receivable Agreement. If there was a redemption of all of the outstanding OpCo Units (other than those held by Vacasa, Inc.), the estimated tax benefits to Vacasa, Inc., subject to the Tax Receivable Agreement, would be approximately $778.3 million offset by related undiscounted payment to the TRA Holders equal to 85% of the benefit received or $661.5 million, based on certain assumptions including but not limited to a $10.00 per share trading price of Vacasa Class A Common Stock, a 21% U.S. federal corporate income tax rate and estimated applicable state and local income tax rates, no material change in U.S. federal income tax law and that Vacasa, Inc. will have sufficient taxable income to utilize such estimated tax benefits. See the section of the Proxy Statement/Prospectus entitled “Risk Factors — Risks Related to the Business Combination and TPG Pace” for additional information on our organizational structure, including the Tax Receivable Agreement.

Accounting for the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Vacasa, Inc. has been treated as the “acquired” company for financial reporting purposes, with Vacasa Holdings considered to be the accounting acquirer. This determination was primarily based on the existing holders of Vacasa Holdings equity (including for this purpose the Blocker Holders with respect to their indirect interest in Vacasa Holdings equity and the holders of vested Vacasa Holdings unit appreciation rights and the holders of vested options to purchase shares of TK Newco common stock) (the "Existing VH Holders")comprising a relative majority of the voting power of the combined company, Vacasa Holdings’ operations prior to the acquisition comprising the only ongoing operations of Vacasa, Inc., and Vacasa Holdings’ senior management comprising a majority of the senior management of Vacasa, Inc. Accordingly, although Vacasa, Inc. is the legal parent company, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Vacasa Holdings, with the Business Combination being treated as the equivalent of Vacasa Holdings issuing stock for the net assets of Vacasa, Inc. accompanied by a recapitalization. The net assets of Vacasa Holdings will be stated at historical costs, with no goodwill or other intangible assets recorded.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and does not necessarily reflect what Vacasa, Inc.’s financial condition or results of operations would have been had the Pro Forma Transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of Vacasa, Inc. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma condensed financial information also does not give effect to the potential impact of any anticipated synergies, operating efficiencies or cost savings that may result from the Pro Forma Transactions. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the combined entity upon the closing of the Business Combination.

Following the consummation of the Business Combination, holders of OpCo Units and Vacasa Class B Common Stock own an economic interest in Vacasa Holdings shown as redeemable noncontrolling interest outside of permanent equity in the financial statements of Vacasa, Inc. The indirect economic interests are held by the Existing VH Holders in the form of OpCo Units and an equivalent number of shares of Vacasa Class B Common Stock that can be redeemed at Vacasa, Inc.’s election for shares of Vacasa Class A Common Stock or cash in an amount equal to the fair market value of Vacasa Class A Common Stock.

The following unaudited pro forma condensed combined financial information has been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in the notes to the unaudited pro forma condensed combined financial information. The pro forma adjustments are based upon available information currently available and methodologies, as described in the accompanying notes below to the unaudited pro forma condensed combined financial information referred to below. The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined entity will experience. TPG Pace and Vacasa Holdings have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Unaudited Pro Forma Condensed Combined Balance Sheet

September 30, 2021

(amounts in thousands, except share and per share amounts)

	TPG Pace Solutions Corp.	Vacasa Holdings	Reclassification Adjustments	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$627	$150,417		$285,000	(A)	$446,122
				77,500	(B)
				122,500	(C)
				(5,020)	(E)
				(43,318)	(F)
				(141,584)	(N)
Restricted cash		135,079				135,079
Accounts receivable, net		44,299				44,299
Prepaid expenses and other current assets	496	21,091		(3,964)	(F)	17,623
Total current assets	1,123	350,886	-	291,114		643,123
Property and equipment, net		62,977				62,977
Intangible assets, net		217,204				217,204
Goodwill		709,962				709,962
Other long-term assets		13,090				13,090
Deferred tax assets		-		-	(H)	-
Investments held in Trust Account	285,000			(285,000)	(A)	-
Total assets	286,123	1,354,119	-	6,114		1,646,356
Liabilities redeemable preferred units, and members/ Equity
Current liabilities
Accounts payable		$36,747				$36,747
Funds payable to owners		175,249				175,249
Hospitality and sales tax payable		42,348				42,348
Deferred revenue		77,654				77,654
Future stay credits		32,517				32,517
Accrued expenses and other current liabilities		85,925	2,114	(16,833)	(U)	65,622
				(5,584)	(F)
Accrued formation and offering costs	2,114		(2,114)			-
Total current liabilities	2,114	450,440	-	(22,417)		430,137
Long-term debt, net of issuance costs		118,057		(117,272)	(G)	785
Other long-term liabilities		47,958				47,958
Tax receivable agreement liability				-	(I)	-
Deferred underwriting compensation	9,975	-		(9,975)	(E)	-

Earnout liability				75,547	(J)	75,547
Total liabilities	12,089	616,455	-	(74,117)		554,427
Commitments and Contingencies
Redeemable shares
TPG Pace Class A ordinary shares subject to possible redemption; 28,500,000 shares at a redemption value of $10.00 per share	285,000			(285,000)	(K)	-
Redeemable preferred units:
Vacasa Redeemable convertible preferred units; units authorized of 744,886,638; units issued and outstanding of 267,688,054; aggregate liquidation preference of $579,162		1,198,080		(1,198,080)	(D)	-
Redeemable noncontrolling interest
Redeemable noncontrolling interest				542,897	(L)	542,897
Shareholders’ equity
TPG Pace Class F ordinary shares, $0.0001 par value; 30,000,000 shares authorized, 3,166,667 shares issued and outstanding	-			-	(M)	-
TPG Pace Class G ordinary shares, $0.0001 par value; 30,000,000 shares authorized, 6,333,333 shares issued and outstanding	1			(1)	(J)	-
Class A Common Stock	-			1	(B)	19
				1	(C)
				17	(D)
				-	(M)
				(1)	(N)
Class B Common Stock				21	(D)	21
Additional paid-in capital	-	578,238		77,499	(B)	1,077,241
				122,499	(C)
				1,198,080	(D)
				(38)	(D)
				4,955	(E)
				(40,433)	(F)
				117,272	(G)
				(75,546)	(J)
				285,000	(K)
				(1,065,244)	(L)
				(10,967)	(M)
				(141,583)	(N)
				10,677	(R)
				16,833	(U)
Accumulated deficit	(10,967)	(1,038,654)		(1,265)	(F)	(528,249)
				522,347	(L)
				10,967	(M)
				(10,677)	(R)
Total stockholders' equity/ members' deficit	(10,966)	(460,416)	-	1,020,414		549,032
Total liabilities, redeemable noncontrolling interest and stockholders' equity/members' deficit	$286,123	$1,354,119	$-	$6,114		$1,646,356

Unaudited Pro Forma Condensed Combined Statement of Operations for the Nine Months Ended September 30, 2021

(amounts in thousands, except share and per share amounts)

	TPG Pace Solutions Corp. (Historical)	Vacasa Holdings Adjusted (Pro Forma Combined)	Reclassification Adjustments	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Revenue	$-	$728,516				$728,516
Operating costs and expenses:
Cost of revenue, exclusive of depreciation and amortization shown separately below		343,861		8	(T)	343,869
Operations and support		139,977		132	(T)	140,109
Technology and development		32,881		275	(T)	33,156
Sales and marketing		122,241		302	(T)	122,543
General and administrative		54,614	2,248	409	(T)	57,036
				(235)	(W)
Depreciation		12,962				12,962
Amortization of intangible assets		35,893				35,893
Professional expenses and formation costs	2,248		(2,248)			-
Total operating costs and expenses	2,248	742,429	-	891		745,568
Loss from operations	(2,248)	(13,913)	-	(891)		(17,052)
Interest income	-	36				36
Interest expense		(9,219)		9,219	(O)	-
Other income (expense), net		(10,199)				(10,199)
Loss before income taxes	(2,248)	(33,295)	-	8,328		(27,215)
Income tax expense (benefit)		14		206	(P)	220
Net loss	(2,248)	(33,309)	-	8,122		(27,435)
Net loss attributable to noncontrolling interest	-	-	-	(13,641)	(Q)	(13,641)
Net loss attributable to Vacasa, Inc.	$(2,248)	$(33,309)	$-	$21,763		$(13,794)

Net loss per ordinary share
Class A ordinary shares - basic and diluted	$(0.09)				(S)	$(0.06)
Founder Shares and Private Placement shares - basic and diluted	$(1.37)
Weighted average shares outstanding
Class A ordinary shares - basic and diluted	18,050,000					214,793,795
Founder Shares and Private Placement shares - basic and diluted	12,417,914

Unaudited Pro Forma Condensed Combined

Statement of Operations for the Twelve Months Ended

December 31, 2020

(amounts in thousands, except share and per share amounts)

	TPG Pace Solutions Corp. (Historical)	Vacasa Holdings Adjusted (Pro Forma Combined)	Reclassification Adjustments	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Revenue	$-	$585,848				$585,848
Operating costs and expenses:
Cost of revenue, exclusive of depreciation and amortization shown separately below		292,673		220	(T)	292,893
Operations and support		140,543		5,252	(T)	145,795
Technology and development		33,503		3,648	(T)	37,151
Sales and marketing		104,532		9,438	(T)	113,970
General and administrative		76,958	-	9,532	(T)	90,366
				3,641	(V)
				235	(W)
Depreciation		16,441				16,441
Amortization of intangible assets		44,577				44,577
Total operating costs and expenses	-	709,227	-	31,966		741,193
Loss from operations	-	(123,379)	-	(31,966)		(155,345)
Interest income	-	467				467
Interest expense		(7,907)		7,907	(O)	-
Other income (expense), net		(5,578)				(5,578)
Loss before income taxes	-	(136,397)	-	(24,059)		(160,456)
Income tax expense (benefit)		(187)		252	(P)	65
Net loss	-	(136,210)	-	(24,311)		(160,521)
Net loss attributable to noncontrolling interest	-	-	-	(79,810)	(Q)	(79,810)
Net loss attributable to Vacasa, Inc.	$-	$(136,210)	$-	$55,499		$(80,711)

Net loss per ordinary share
Class A ordinary shares - basic and diluted	$-				(S)	$(0.38)
Founder Shares and Private Placement shares - basic and diluted	$-
Weighted average shares outstanding
Class A ordinary shares - basic and diluted	-					214,793,795
Founder Shares and Private Placement shares - basic and diluted	-

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 — Basis of Presentation

The unaudited pro forma condensed combined financial information has been adjusted to include transaction accounting adjustments which reflect the application of the accounting required by GAAP. The pro forma adjustments are prepared to illustrate the estimated effect of the Pro Forma Transactions, including: the TurnKey Acquisition, the Business Combination, the PIPE Financing, the Forward Purchase Agreements, the OpCo Unitholder Redemptions, and certain other adjustments.

The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Vacasa, Inc. has been treated as the “acquired” company for financial reporting purposes, with Vacasa Holdings considered to be the accounting acquirer. This determination was primarily based on the Existing VH Holders comprising a relative majority of the voting power of the combined company, Vacasa Holdings’ operations prior to the acquisition comprising the only ongoing operations of Vacasa, Inc., and Vacasa Holdings’ senior management comprising a majority of the senior management of Vacasa, Inc. Accordingly, although Vacasa, Inc. was the legal parent company, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Vacasa Holdings, with the Business Combination being treated as the equivalent of Vacasa Holdings issuing stock for the net assets of Vacasa, Inc. accompanied by a recapitalization. The net assets of Vacasa Holdings will be stated at historical costs, with no goodwill or other intangible assets recorded.

The pro forma adjustments represent management’s estimates based on information available as of the date of this filing and are subject to change as additional information becomes available and additional analyses are performed. Management considers this basis of presentation to be reasonable under the circumstances.

One-time direct and incremental transaction costs incurred prior to, or concurrent with, the Closing are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to the combined entity’s additional paid-in capital and are assumed to be cash settled.

Note 2 — Reclassifications

Certain reclassification adjustments have been made to conform TPG Pace’s historical financial statement presentation to that of Vacasa, Inc.’s as noted below:

a)	TPG Pace’s Accrued formation and offering costs were reclassified to Accrued expenses and other current liabilities on the Unaudited Pro Forma Condensed Combined Balance Sheet. The reclassification has no impact on Total current liabilities.

b)	TPG Pace’s Professional expenses and formation costs were reclassified to General and administrative expenses on the Unaudited Pro Forma Condensed Combined Statement of Operations. The reclassification had no impact on Loss from operations.

Note 3 — Business Combination Accounting Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2021, unaudited pro forma condensed statements of operations for the nine months ended September 30, 2021 and for the year ended December 31, 2020 are as follows:

(A)	Represents the reclassifications of Investments held in Trust Account that became available for transaction consideration, transaction expenses and redemption of public shares and the operating activities of Vacasa, Inc. in connection with the Business Combination.

(B)	Represents the gross proceeds of $77.5 million from the sale and issuance, in the PIPE Financing, of 8,157,896 shares of Vacasa Class A Common Stock with a par value of $0.00001 per share for a purchase price of $9.50 per share pursuant to certain Subscription Agreements. Accordingly,Cash and cash equivalents increased by $77.5 million, with a corresponding increase in Vacasa Class A Common Stock of $0.0 million and $77.5 million to Additional paid-in capital.Transaction costs incurred related to the PIPE Financing are discussed in adjustment (F) below.

(C)	Represents the gross proceeds of $122.5 million from the sale and issuance, to certain accredited investors, including TPG Global LLC, a TPG Pace affiliate, of 12,763,688 shares of Vacasa Class A Common Stock with a par value of $0.00001 per share at a purchase price of $9.50 per share for the shares purchased by certain accredited investors and $10.00 per share for the shares purchased by TPG Global LLC, pursuant to the Forward Purchase Agreements, as amended. Accordingly, Cash and cash equivalents increased by $122.5 million, with a corresponding increase in Class A Common Stock of $0.0 million and $122.5 million to Additional paid-in capital. Transaction costs incurred related to the Forward Purchase Agreements are discussed in adjustment (F), below.

(D)	Represents an exchange of equity interests in Vacasa Holdings pursuant to their original conversion terms, including all issued and outstanding Series A Redeemable Convertible Preferred Units, Series B Redeemable Convertible Preferred Units, Series B-2 Redeemable Convertible Preferred Units, Series C Redeemable Convertible Preferred Units, Series C-1 Redeemable Convertible Preferred Units, Series C-2 Redeemable Convertible Preferred Units, and Series D-1 Redeemable Convertible Preferred Units, subsequent to the conversation of Vacasa Holdings Senior Secured Convertible Notes to Vacasa Holdings Series D-1 Redeemable Convertible Preferred Units as described in adjustment (G).

As a result of redemptions, in exchange for their equity interests in Vacasa Holdings, Existing VH Holders received 174,678,080 shares of Vacasa Class A Common Stock with a par value of $0.00001 per share and 212,393,793 shares of Vacasa Class B Common Stock with a par value of $0.00001 per share, including shares issued to settle the Companies’ vested management incentive units.

(E)	Represents the payment of deferred underwriting fees from the TPG Pace IPO of $10.0 million. Accordingly, 50.3% of the Deferred underwriting compensation will be paid and Deferred underwriting compensation will decrease by $10.0 million with a corresponding decrease in Cash and cash equivalents of $5.0 million and an increase of $5.0 million of Additional paid-in capital.

(F)	Reflects $44.3 million of estimated transaction costs at close of the Business Combination, of which $1.0 million was already recorded in Prepaid expenses and other current assets, $5.6 million was already accrued in Accrued expenses and other current liabilities and $0.2 million was already recorded in Accumulated deficit. Of the total, $34.6 million relates to advisory, legal, and other fees to be incurred, $4.3 million relates to PIPE financing fees and $5.4 million relates to Forward Purchase Agreement fees. Of these expenses, $40.4 million are recorded in Additional paid-in capital, $2.4 million are recorded to Prepaid expenses and other current assets, and the remaining $1.5 million are recorded to Accumulated deficit.

(G)	Represents the conversion of Vacasa Holdings Senior Secured Convertible Notes (“D-1 Convertible Notes”) pursuant to the underlying agreement at the close of the Business Combination, including paid-in-kind interest capitalized, to Vacasa Holdings Series D-1 Redeemable Convertible Preferred Units at a conversion rate of $1 per unit, which were subsequently exchanged for 30,498,402 shares of Vacasa Class A Common Stock and 37,001,238 shares of Vacasa Class B Common Stock, each with a par value of $0.00001 per share, as described in adjustment (D) above. Accordingly, Additional paid in capital increased by $117.3 million with a corresponding decrease of $117.3 million in Long-term debt.

(H)	Deferred taxes are primarily related to the difference between the financial statement and tax basis in the Vacasa Holdings partnership interests, including legacy step-up basis adjustments, as well as tax attributes (e.g, net operating losses) recorded at Vacasa, Inc. The adjustment related to the deferred tax asset is assuming: (1) the GAAP balance sheet as of September 30, 2021 adjusted for the pro forma entries described herein, (2) estimated tax basis as of September 30, 2021 adjusted for the pro forma entries described herein, (3) a full valuation allowance to offset the deferred tax assets, a constant federal income tax rate of 21.0% and a state tax rate of 5.2% (4.1% net of federal benefit), and (5) no material changes in tax law.

Vacasa, Inc. accrues liabilities or adjusts deferred taxes for unrecognized tax benefits. Vacasa, Inc. has not recorded any unrecognized tax benefits in the unaudited pro forma condensed combined balance sheet as of September 30, 2021, that, if recognized, would affect its annual effective tax rate. However, as Vacasa, Inc. continues to evaluate various accounting considerations, the accounting for uncertain tax positions may change.

(I)	At closing of the Business Combination, Vacasa, Inc. became party to the Tax Receivable Agreement. At this time, it is not more-likely-than-not that Vacasa, Inc. will generate sufficient taxable income to utilize any of the deductions and credits subject to the Tax Receivable Agreement. Therefore, there is not an expectation that there will be any cash tax savings and no liability related to future Tax Receivable Agreement payments has been recorded.

Vacasa, Inc. anticipates that it will account for the income tax effects resulting from future taxable exercises of the redemption or call rights set forth in the Limited Liability Company agreement of Vacasa Holdings by recognizing an increase in deferred tax assets, based on enacted tax rates at the date of each exchange. Further, Vacasa, Inc. will continue to evaluate the likelihood of whether Vacasa, Inc. will realize the benefit represented by the deferred tax asset (along with any additional deductions subject to the Tax Receivable Agreement attributable to any OpCo Units exchanged or redeemed). If Vacasa Inc. determines it is more-likely-than-not to realize any tax benefits subject to the Tax Receivable Agreement, Vacasa Inc. will record a Tax Receivable Agreement liability in the future.

(J)	Reflects the recording of the liability for contingent earnout share consideration (e.g., Vacasa Class G Common Stock). These shares are outstanding and participate in any dividends, however, earnout shares do not contractually obligate the holders of such shares to participate in losses. These shares are contingently issued to certain Vacasa, Inc. equity holders and will be forfeited if set market share price milestones are not met within a period of 120 months following the Business Combination. The contingent earnout share consideration will be deemed to have been earned in the event of a change of control if the change of control occurs within a period of 120 months post Business Combination. Due to conditions surrounding the change in control of the earnout agreement, the contingent earnout consideration is recorded as a noncurrent liability at the fair market value of the Vacasa Class G Common Stock of $75.5 million, with a corresponding decrease to Additional paid-in capital.

(K)	Reflects the reclassification of the Vacasa Class A Common Stock subject to redemption to Vacasa Class A Common Stock immediately prior to the Closing. Accordingly, this adjustment reflects a decrease in TPG Pace Class A Shares subject to redemption of $285 million historically classified outside of shareholders’ equity, with a corresponding $285 million increase to Additional paid-in capital.

(L)	Represents an adjustment to reflect redeemable noncontrolling interest holders’ economic share of combined equity, pursuant to the post-combination structure of the combined companies. Following the consummation of the Business Combination, holders of Vacasa Class A Common Stock own direct controlling interests in the results of the combined entity, while the holders of Vacasa Class B Common Stock or Vacasa Holdings OpCo Unitholders own an economic interest in Vacasa Holdings shown as redeemable noncontrolling interest outside of permanent equity in the financial statements of Vacasa, Inc. The indirect economic interests are held by the Existing VH Holders in the form of OpCo Units that can be redeemed for, at Vacasa, Inc.’s election, shares of Vacasa Class A Common Stock or cash in an amount equal to the fair market value of Vacasa Class A Common Stock.

The following table represents the share of economic interest of the combined entity between the holders of Vacasa Class A Common Stock and indirect economic interests held by the Vacasa Holdings OpCo Unitholders in the form of OpCo Units and Vacasa Class B Common Stock:

	Economic Interests	% of Economic Interests
Vacasa Inc. Class A Common Stock	214,793,795	50.3%
Vacasa Holdings OpCo Units	212,393,793	49.7%
	427,187,588	100.0%

The redeemable noncontrolling interest may decrease according to the number of shares of Vacasa Class B Common Stock and OpCo Units that are exchanged for shares of Vacasa Class A Common Stock. The calculation of redeemable noncontrolling interest is based on the net assets of Vacasa Holdings following the completion of the Business Combination. The contingent earnout shares described in adjustment (J) will be excluded from the calculation of the Companies’ redeemable noncontrolling interest until such time they become vested. Accordingly, redeemable noncontrolling interest increased to $542.9 million with a corresponding decrease in Additional paid-in capital.

(M)	Represents the conversion of TPG Pace Class F Shares with a par value of $0.0001 per share to Vacasa Class A Common Stock with a par value of $0.00001 per share and the elimination of TPG Pace’s historical Accumulated deficit.

(N)	Represents the amount paid to TPG Pace public shareholders who exercised their redemption rights. 14,158,373 TPG Pace Class A Shares were redeemed for an aggregate redemption payment of $141.6 million, allocated to Additional paid-in capital with a par value of $.0001 per share and redemption price of $10.00 per share with a corresponding decrease to Cash and cash equivalents. The remaining $143.4 million of cash held in the trust account was released upon consummation of the transaction at closing.

(O)	Represents the estimated changes in Vacasa Holdings historical interest expense following the conversion of Vacasa Holdings Senior Secured Convertible Notes (“D-1 Convertible Notes”), including paid-in-kind interest capitalized, to Vacasa Holdings Series D-1 Redeemable Convertible Preferred Units. Accordingly, Interest expense decreased by $9.2 million and $7.9 million for the nine months ended September 30, 2021 and year ended December 31, 2020, respectively.

(P)	Represents the adjustment to record the tax provision for the nine months ended September 30, 2021 and year ended December 31, 2020 of $0.2 million and $0.3 million, respectively, for the combined entities on a pro forma basis. The pro forma effective tax rates for the same periods of (0.83%) and (0.04%), respectively, differs from the statutory rates due primarily to the full valuation allowance at Vacasa, Inc. plus additional entity level state and foreign taxes at the Vacasa Holdings partnership level.

(Q)	The net loss of Vacasa, Inc. was reduced by the redeemable noncontrolling interest ownership held in the combined entity by the holders of Vacasa Class B Common Stock of 49.7%.

(amounts in thousands)	Nine months ended September 30, 2021	Year ended December 31, 2020
Pro forma net loss	(27,435)	(160,521)
Noncontrolling interest percentage	49.7%	49.7%
Noncontrolling interest pro forma adjustment	(13,641)	(79,810)

Net loss attributable to Vacasa, Inc.	(13,794)	(80,711)

(R)	Represents equity-based compensation expense related to UARs held by Vacasa Holdings employees which converted into SARs of Vacasa, Inc. upon closing of the Business Combination. In connection with the execution of the Business Combination Agreement, Vacasa Holdings modified these awards such that the existing performance condition is deemed satisfied upon the consummation of the Business Combination and continued service by the holder for a period of 180 days after the Business Combination. All existing service vesting requirements under the UAR awards were otherwise not modified. The modification results in compensation cost being measured based on the modification date fair value. Upon closing of the Business Combination, Vacasa, Inc. recognized a compensation cost cumulative catch-up adjustment for service rendered from the modification date to closing of the Business Combination. As of September 30, 2021, the assumed date of the Business Combination for purposes of the pro forma balance sheet date, the cumulative catch-up adjustment for the service rendered between the modification date and close of the Business Combination is estimated to be $10.7 million. Accordingly, Additional paid-in capital increases by $10.7 million with a corresponding increase in Accumulated Deficit.

(S)	Represents the net loss per share calculated using the weighted average shares outstanding and the issuance of additional shares of Vacasa Class A Common Stock in connection with the Pro Forma Transactions, assuming that the shares were outstanding since January 1, 2020. As the Pro Forma Transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for net loss per share assumes that the shares issuable related to the Pro Forma Transactions have been outstanding for the entire period presented.

The combined financial information have been prepared using actual redemptions. As Vacasa, Inc. was in a net loss, no effect was given to the unvested equity-based compensation awards outstanding, as the inclusion would have been anti-dilutive.

In addition, OpCo Units and corresponding shares of Vacasa Class B Common Stock may be exchanged for shares of Vacasa Class A Common Stock on a one-for-one basis, subject to Vacasa, Inc’s right to acquire each OpCo Unit from the OpCo Unitholder for, at Vacasa, Inc.’s election, (i) one share of Vacasa Class A Common Stock, subject to conversion rate adjustments for stock splits, stock dividends and reclassification, or (ii) an equivalent amount of cash. If all OpCo Units were to be exchanged immediately following the Business Combination, fully diluted Class A Common Stock outstanding would increase by 212,393,793 shares for redemptions. In computing the dilutive effect, if any, the net income available to holders of Vacasa Class A Common Stock would increase due to elimination of the redeemable noncontrolling interest associated with the OpCo Units (including any tax impact). For the periods presented, such exchange is not reflected in diluted earnings per share as the assumed exchange is not dilutive.

(amounts in thousands, except share and per share amounts)	Nine months ended September 30, 2021	Year ended December 31, 2020
Pro forma net loss attributable to Vacasa Inc.	(13,794)	(80,711)
Weighted average Class A Common Stock outstanding, basic and diluted	214,793,795	214,793,795
Net loss per share of Class A Common Stock, basic and diluted	(0.06)	(0.38)
TPG Pace Public Stockholders	14,341,627	14,341,627
Vacasa Class A Shareholders	174,678,080	174,678,080
Sponsor and Affiliates	6,117,504	6,117,504
PIPE Investors	8,157,896	8,157,896
Forward Purchasers (excluding Affiliates)	11,498,688	11,498,688
Pro forma shares outstanding, basic and diluted	214,793,795	214,793,795

(T)	Represents equity-based compensation expense associated with the modification of the historical UAR plan of Vacasa Holdings in the amount of $1.1 million and $28.1 million for the nine months ended September 30, 2021, and the year ended December 31, 2020, respectively. Concurrent with the execution of the Business Combination Agreement, the historical Vacasa Holdings UAR awards were modified to allow for replacement by an equivalent number of Vacasa, Inc. SAR Awards, adjusted for any conversion factor, and the existing performance condition will be deemed satisfied upon the consummation of the Business Combination and continued service by the holder for a period of 180 days after the Business Combination. All existing service vesting requirements under the original UAR awards were otherwise not modified. As a result of the modification and the performance condition becoming probable of achievement as of the Business Combination, Vacasa, Inc. will record a $10.7 million cumulative catch-up adjustment for equity-based compensation expense for the portion of the service period rendered from the modification date to the Business Combination date based on the modification date fair value of the award. Further, Vacasa, Inc., will recognize equity-based compensation expense for the portion of the requisite service rendered after Business Combination date in the periods subsequent to the Business Combination. The pro forma adjustments for expected expense after the Business combination is $1.1 and $17.4 million for the nine months ended September 30, 2021 and the year ended December 31, 2020, respectively. The actual compensation expense that will be recorded at the time of the completion of the Business Combination will be based on the portion of the requisite service period under the awards rendered at that date.

(U)	Represents the reclassification of certain warrant liabilities to permanent equity of $16.8 million recorded in Accrued expenses and other liabilities as the warrants were exercised by the existing Vacasa Holdings investors concurrent with the consummation of the Business Combination.

(V)	Represents an adjustment for $3.6 million of estimated transaction costs in connection with the Business Combination expected to be incurred during the first annual period post-close. Of the total amount expensed, $1.2 million of such costs are non-recurring and were reflected as if incurred on January 1, 2020, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statements of operations, while the remaining $2.4 million would be amortized ratably during the year ended December 31, 2020. See Adjustment (F).

(W)	Represents $0.2 million of estimated transaction costs by Vacasa in connection with the Business Combination incurred during the nine months ended September 30, 2021 as if incurred on January 1, 2020, the date the acquisition occurred for purposes of the unaudited pro forma condensed combined statements of operations. This is a non-recurring item.